                                                              EXHIBIT 99.10

May 10, 1999

Worldwide Institute hereby consents to the use of the following references and quotes from the Worldwatch Institute as part of the GreenMountain.com Company Registration on Form S-1 (Registration No. 333-75171).

(1) Worldwatch Briefing: "An Environmental Revolution," February 25, 1999.

(2) Vital Signs, 1998, by Lester R. Brown, Michael Renner, Christopher Flavin et al., New York, London, 1998.

(3) State of the World, 1999, by Lester R. Brown, Christopher Flavin, et al., New York, London, 1999.

/s/ Christopher Flavin
-------------------------------------

Name:Christopher Flavin

Title:Senior Vice President

The following information will be included in the Registration Statement:

According to the Worldwatch Institute (1) (2) (3):

  . Atlantic Richfield CEO Michael Bowlin sees ARCO's large holdings of natural gas playing a key role in the transition from a carbon-based energy economy to one based on hydrogen.

  . British Petroleum has committed to a 10-fold increase in sales of solar photovoltaic cells, reaching $1 billion over the next decade.

  . Royal Dutch Shell has announced plans to invest $500 million in renewable energy sources.

Another recent Worldwide publication state (1):

  . . . [There] is an exciting alternative economic model that promises a better life everywhere without destroying the earth's natural support systems. The new economy will be powered not by fossil fuels, but by various sources of solar energy and hydrogen . . . Instead of a throwaway economy, we will have a reuse/recycle economy.